EXHIBIT 99.1

P R E S S R E L E A S E
Vornado Announces Fourth Quarter 2021 Financial Results
New York City | February 14, 2022
Vornado Realty Trust (NYSE: VNO) reported today:
Quarter Ended December 31, 2021 Financial Results
NET INCOME attributable to common shareholders for the quarter ended December 31, 2021 was $11,269,000, or $0.06 per diluted share, compared to net loss of $209,127,000, or $1.09 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the quarter ended December 31, 2021 was $22,977,000, or $0.12 per diluted share, and $6,695,000, or $0.04 per diluted share for the quarter ended December 31, 2020.
FUNDS FROM OPERATIONS ("FFO") attributable to common shareholders plus assumed conversions (non-GAAP) for the quarter ended December 31, 2021 was $141,017,000, or $0.73 per diluted share, compared to $138,399,000, or $0.72 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the quarter ended December 31, 2021 was $156,130,000, or $0.81 per diluted share, and $130,389,000, or $0.68 per diluted share for the quarter ended December 31, 2020.
Year Ended December 31, 2021 Financial Results
NET INCOME attributable to common shareholders for the year ended December 31, 2021 was $101,086,000, or $0.53 per diluted share, compared to net loss of $348,744,000, or $1.83 per diluted share, for the year ended December 31, 2020. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the year ended December 31, 2021 was $88,153,000, or $0.46 per diluted share, and $23,893,000, or $0.12 per diluted share, for the year ended December 31, 2020.
FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the year ended December 31, 2021 was $571,074,000, or $2.97 per diluted share, compared to $750,522,000, or $3.93 per diluted share, for the year ended December 31, 2020. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the year ended December 31, 2021 was $549,863,000, or $2.86 per diluted share, and $501,015,000, or $2.62 per diluted share, for the year ended December 31, 2020.

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The following table reconciles net income (loss) attributable to common shareholders to net income attributable to common shareholders, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to common shareholders	$11,269	$(209,127)	$101,086	$(348,744)
Per diluted share	$0.06	$(1.09)	$0.53	$(1.83)

Certain expense (income) items that impact net income (loss) attributable to common shareholders:
Our share of defeasance costs and write-off of unamortized deferred financing costs related to 1290 Avenue of the Americas refinancing	$17,882	$—	$17,882	$—
After-tax net gain on sale of 220 Central Park South ("220 CPS") condominium units	(13,584)	(36,274)	(44,607)	(332,099)
Our share of Alexander's gain on sale of Paramus, New Jersey property pursuant to IKEA Property, Inc.'s purchase option	(11,620)	—	(11,620)	—
Deferred tax liability on our investment in Farley Office and Retail (held through a taxable REIT subsidiary)	9,180	—	10,868	—
Hotel Pennsylvania loss (permanently closed on April 5, 2021)	8,998	6,048	29,472	31,280
Our share of (income) loss from real estate fund investments	(1,564)	(1,657)	(3,757)	63,114
Real estate impairment losses	—	236,286	7,880	236,286
Severance and other reduction-in-force related expenses	—	23,368	—	23,368
Tax benefit recognized by our taxable REIT subsidiaries	—	—	(27,910)	—
Previously capitalized Series K preferred share issuance costs	—	—	9,033	—
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the joint venture attributable to the GAAP required write-up of the retained interest	—	—	—	409,060
608 Fifth Avenue non-cash lease liability extinguishment gain	—	—	—	(70,260)
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	—	—	13,369
Severance accrual related to Hotel Pennsylvania closure, net of $3,145 of income tax benefit	—	—	—	6,101
Mark-to-market decrease in Pennsylvania Real Estate Investment Trust common shares (sold on January 23, 2020)	—	—	—	4,938
Other	3,251	1,905	(1,379)	12,586
	12,543	229,676	(14,138)	397,743
Noncontrolling interests' share of above adjustments	(835)	(13,854)	1,205	(25,106)
Total of certain expense (income) items that impact net income (loss) attributable to common shareholders	$11,708	$215,822	$(12,933)	$372,637
Per diluted share (non-GAAP)	$0.06	$1.13	$(0.07)	$1.95

Net income attributable to common shareholders, as adjusted (non-GAAP)	$22,977	$6,695	$88,153	$23,893
Per diluted share (non-GAAP)	$0.12	$0.04	$0.46	$0.12

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The following table reconciles FFO attributable to common shareholders plus assumed conversions (non-GAAP) to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
FFO attributable to common shareholders plus assumed conversions (non-GAAP)	$141,017	$138,399	$571,074	$750,522
Per diluted share (non-GAAP)	$0.73	$0.72	$2.97	$3.93

Certain expense (income) items that impact FFO attributable to common shareholders plus assumed conversions:
Our share of defeasance costs and write-off of unamortized deferred financing costs related to 1290 Avenue of the Americas refinancing	$17,882	$—	$17,882	$—
After-tax net gain on sale of 220 CPS condominium units	(13,584)	(36,274)	(44,607)	(332,099)
Deferred tax liability on our investment in Farley Office and Retail (held through a taxable REIT subsidiary)	9,180	—	10,868	—
Our share of (income) loss from real estate fund investments	(1,564)	(1,657)	(3,757)	63,114
Severance and other reduction-in-force related expenses	—	23,368	—	23,368
Hotel Pennsylvania loss (permanently closed on April 5, 2021)	—	3,412	12,331	20,843
Tax benefit recognized by our taxable REIT subsidiaries	—	—	(27,910)	—
Previously capitalized Series K preferred share issuance costs	—	—	9,033	—
608 Fifth Avenue non-cash lease liability extinguishment gain	—	—	—	(70,260)
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	—	—	13,369
Severance accrual related to Hotel Pennsylvania closure, net of $3,145 of income tax benefit	—	—	—	6,101
Other	4,277	2,615	3,804	9,660
	16,191	(8,536)	(22,356)	(265,904)
Noncontrolling interests' share of above adjustments	(1,078)	526	1,145	16,397
Total of certain expense (income) items that impact FFO attributable to common shareholders plus assumed conversions, net	$15,113	$(8,010)	$(21,211)	$(249,507)
Per diluted share (non-GAAP)	$0.08	$(0.04)	$(0.11)	$(1.31)

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$156,130	$130,389	$549,863	$501,015
Per diluted share (non-GAAP)	$0.81	$0.68	$2.86	$2.62
____________________________________________________________
(1)    See page 13 for a reconciliation of net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three months and years ended December 31, 2021 and 2020.

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FFO, as Adjusted Bridge - Q4 2021 vs. Q4 2020
The following table bridges our FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2020 to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2021:

(Amounts in millions, except per share amounts)	FFO, as Adjusted
	Amount	Per Share
FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2020	$130.4	$0.68

Increase (decrease) in FFO, as adjusted due to:
Variable businesses (primarily signage and trade shows)	12.5
Acquisition of our partner's 45% ownership interest in One Park Avenue on August 5, 2021	6.2
General and administrative (primarily due to overhead reduction program announced in December 2020)	5.6
Increase in real estate tax expense primarily due to a recent increase in the triennial tax-assessed value of theMART	(3.8)
Rent commencement and other tenant related items	3.5
Other, net	3.9
	27.9
Noncontrolling interests' share of above items	(2.2)
Net increase	25.7	0.13

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2021	$156.1	$0.81
See page 13 for reconciliations of net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three months and years ended December 31, 2021 and 2020. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

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Acquisition:
One Park Avenue
On August 5, 2021, pursuant to a right of first offer, we increased our ownership interest in One Park Avenue, a 944,000 square foot Manhattan office building, to 100.0% by acquiring our joint venture partner's 45.0% ownership interest in the property. The purchase price values the property at $875,000,000. We paid approximately $158,000,000 in cash and assumed our joint venture partner's share of the $525,000,000 mortgage loan. We previously accounted for our investment under the equity method and have consolidated the accounts of the property from the date of acquisition of the additional 45.0% ownership interest.
Dispositions:
220 Central Park South ("220 CPS")
During the three months ended December 31, 2021, we closed on the sale of two condominium units at 220 CPS for net proceeds of $39,721,000 resulting in a financial statement net gain of $14,959,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $1,375,000 of income tax expense was recognized on our consolidated statements of income. During the year ended December 31, 2021, we closed on the sale of six condominium units at 220 CPS for net proceeds of $137,404,000 resulting in a financial statement net gain of $50,318,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $5,711,000 of income tax expense was recognized on our consolidated statements of income. From inception to December 31, 2021, we have closed on the sale of 106 units for net proceeds of $3,006,896,000 resulting in financial statement net gains of $1,117,255,000.
Alexander’s, Inc. (“Alexander’s”)
On June 4, 2021, Alexander's completed the sale of a parcel of land in the Bronx, New York for $10,000,000. As a result of the sale, we recognized our $2,956,000 share of the net gain and also received a $300,000 sales commission paid by Alexander's.
On October 4, 2021, Alexander's sold its Paramus, New Jersey property to IKEA Property, Inc. ("IKEA"), the tenant at the property, for $75,000,000 pursuant to IKEA's purchase option contained in the lease. The property was encumbered by a $68,000,000 mortgage loan which was repaid at closing of the sale. As a result of the sale, we recognized our $11,620,000 share of the net gain and also received a $750,000 sales commission paid by Alexander's.
Madison Avenue
On September 24, 2021, we sold three Manhattan retail properties located at 677-679, 759-771 and 828-850 Madison Avenue in two separate sale transactions for an aggregate sales price of $100,000,000. Net proceeds from the sales were $96,503,000. In connection with the sales, we recorded $7,880,000 of non-cash impairment losses which are included in "impairment losses, transaction related costs and other" on our consolidated statements of income.
Vornado Capital Partners Real Estate Fund (the "Fund")
On December 7, 2021, the Fund completed the sale of the retail condominium located at 501 Broadway for $27,500,000. From the inception of this investment through its disposition, the Fund realized a $6,346,000 net loss.
SoHo Properties
On May 10, 2021, we entered into an agreement to sell two Manhattan retail properties located at 478-482 Broadway and 155 Spring Street for a sales price of $84,500,000. On January 13, 2022, we completed the sale transaction and realized net proceeds of $81,399,000. In connection with the sale, we will recognize a net gain of approximately $850,000 in the first quarter of 2022.
Financings:
One Park Avenue
On February 26, 2021, the joint venture completed a $525,000,000 refinancing of One Park Avenue. The interest-only loan bears a rate of LIBOR plus 1.11% (1.22% as of December 31, 2021) and matures in March 2023, with three one-year extension options (March 2026, as fully extended). We realized our $105,000,000 share of net proceeds. The loan replaced the previous $300,000,000 loan that bore interest at LIBOR plus 1.75% and was scheduled to mature in March 2021.
PENN 11
On March 7, 2021, we entered into an interest rate swap agreement for our $500,000,000 PENN 11 mortgage loan to swap the interest rate on the mortgage loan from LIBOR plus 2.75% to a fixed rate of 3.03% through March 2024. On December 1, 2021, we completed a loan modification which reduced the interest rate on the mortgage loan to LIBOR plus 1.95% (2.05% as of December 31, 2021) from LIBOR plus 2.75%, resulting in a fixed rate of 2.23% pursuant to the interest rate swap agreement.

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Financings - continued:
909 Third Avenue
On March 26, 2021, we completed a $350,000,000 refinancing of 909 Third Avenue, a 1.4 million square foot Manhattan office building. The interest-only loan bears a fixed rate of 3.23% and matures in April 2031. The loan replaced the previous $350,000,000 loan that bore interest at a fixed rate of 3.91% and was scheduled to mature in May 2021.
Unsecured Revolving Credit Facility
On April 15, 2021, we extended our $1.25 billion unsecured revolving credit facility from January 2023 (as fully extended) to April 2026 (as fully extended). The interest rate on the extended facility was lowered to LIBOR plus 0.90% from LIBOR plus 1.00%. We subsequently qualified for a sustainability margin adjustment by achieving certain key performance indicator (KPI) metrics, which reduced our interest rate by 0.01% to LIBOR plus 0.89%. The facility fee remains at 20 basis points. Our separate $1.50 billion unsecured revolving credit facility matures in March 2024 (as fully extended) and has an interest rate of LIBOR plus 0.90% and a facility fee of 20 basis points.
555 California Street
On May 10, 2021, we completed a $1.2 billion refinancing of 555 California Street, a three-building 1.8 million square foot office campus in San Francisco, in which we own a 70.0% controlling interest. The interest-only loan bears a rate of LIBOR plus 1.93% in years one through five (2.04% as of December 31, 2021), LIBOR plus 2.18% in year six and LIBOR plus 2.43% in year seven. The loan matures in May 2023, with five one-year extension options (May 2028 as fully extended). We swapped the interest rate on our $840,000,000 share of the loan to a fixed rate of 2.26% through May 2024. The loan replaced the previous $533,000,000 loan that bore interest at a fixed rate of 5.10% and was scheduled to mature in September 2021.
Senior Unsecured Notes
On May 24, 2021, we completed a green bond public offering of $400,000,000 2.15% senior unsecured notes due June 1, 2026 ("2026 Notes") and $350,000,000 3.40% senior unsecured notes due June 1, 2031 ("2031 Notes"). Interest on the senior unsecured notes is payable semi-annually on June 1 and December 1, commencing December 1, 2021. The 2026 Notes were sold at 99.86% of their face amount to yield 2.18% and the 2031 Notes were sold at 99.59% of their face amount to yield 3.45%.
theMART
On May 28, 2021, we repaid the $675,000,000 mortgage loan on theMART, a 3.7 million square foot commercial building in Chicago, with proceeds from our senior unsecured notes offering. The loan bore interest at 2.70% and was scheduled to mature in September 2021.
Preferred Securities
On September 22, 2021, Vornado sold 12,000,000 4.45% Series O cumulative redeemable preferred shares at a price of $25.00 per share, pursuant to an effective registration statement. Vornado received aggregate net proceeds of $291,153,000, after underwriters' discount and issuance costs, and contributed the net proceeds to the Operating Partnership in exchange for 12,000,000 4.45% Series O preferred units (with economic terms that mirror those of the Series O preferred shares). Dividends on the Series O preferred shares/units are cumulative and payable quarterly in arrears. The Series O preferred shares/units are not convertible into, or exchangeable for, any of our properties or securities. On or after five years from the date of issuance (or sooner under limited circumstances), Vornado may redeem the Series O preferred shares/units at a redemption price of $25.00 per share/unit, plus accrued and unpaid dividends/distributions through the date of redemption. The Series O preferred shares/units have no maturity date and will remain outstanding indefinitely unless redeemed by Vornado. Vornado used the net proceeds for the redemption of its 5.70% Series K cumulative redeemable preferred shares/units.
On October 13, 2021, we redeemed all of the outstanding 5.70% Series K preferred shares/units at their redemption price of $25.00 per share/unit, or $300,000,000 in the aggregate, plus accrued and unpaid dividends/distributions through the date of redemption. We recognized $9,033,000 of previously capitalized issuance costs in "Series K preferred share/unit issuance costs" on our consolidated statements of income during the third quarter of 2021, when the preferred shares/units were called for redemption.
1290 Avenue of the Americas
On November 16, 2021, we completed a $950,000,000 refinancing of 1290 Avenue of the Americas, a 2.1 million square foot Class A Manhattan office building, in which we own a 70.0% controlling interest. The interest-only loan bears a rate of LIBOR plus 1.51% (1.62% as of December 31, 2021) in years one to five, increasing 0.25% in both years six and seven. The loan matures in November 2023 with five one-year extension options (November 2028 as fully extended). We defeased the existing $950,000,000 loan that bore interest at a fixed rate of 3.34% and was scheduled to mature in November 2022. As a result, we incurred $23,729,000 of defeasance costs, which are included in "interest and debt expense" on our consolidated statements of income, of which $7,119,000 is attributable to noncontrolling interest.

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Leasing Activity For the Three Months Ended December 31, 2021:
•954,000 square feet of New York Office space (852,000 square feet at share) at an initial rent of $87.84 per square foot and a weighted average lease term of 14.1 years. The changes in the GAAP and cash mark-to-market rent on the 680,000 square feet of second generation space were positive 38.9% and positive 29.1%, respectively. Tenant improvements and leasing commissions were $9.65 per square foot per annum, or 11.0% of initial rent.
•54,000 square feet of New York Retail space (50,000 square feet at share) at an initial rent of $154.00 per square foot and a weighted average lease term of 4.8 years. The changes in the GAAP and cash mark-to-market rent on the 2,000 square feet of second generation space were negative 0.8% and negative 12.8%, respectively. Tenant improvements and leasing commissions were $14.19 per square foot per annum, or 9.2% of initial rent.
•28,000 square feet at theMART (all at share) at an initial rent of $54.61 per square foot and a weighted average lease term of 3.2 years. The changes in the GAAP and cash mark-to-market rent on the 17,000 square feet of second generation space were negative 11.2% and negative 11.4%, respectively. Tenant improvements and leasing commissions were $4.72 per square foot per annum, or 8.6% of initial rent.
Leasing Activity For the Year Ended December 31, 2021:
•2,252,000 square feet of New York Office space (1,973,000 square feet at share) at an initial rent of $83.26 per square foot and a weighted average lease term of 11.1 years. The changes in the GAAP and cash mark-to-market rent on the 1,591,000 square feet of second generation space were positive 15.9% and positive 10.8% respectively. Tenant improvements and leasing commissions were $10.31 per square foot per annum, or 12.4% of initial rent.
•229,000 square feet of New York Retail space (208,000 square feet at share) at an initial rent of $145.44 per square foot and a weighted average lease term of 17.1 years. The changes in the GAAP and cash mark-to-market rent on the 109,000 square feet of second generation space were positive 37.1% and positive 13.2%, respectively. Tenant improvements and leasing commissions were $4.26 per square foot per annum, or 2.9% of initial rent.
•330,000 square feet at theMART (all at share) at an initial rent of $51.18 per square foot and a weighted average lease term of 5.8 years. The changes in the GAAP and cash mark-to-market rent on the 273,000 square feet of second generation space were negative 0.5% and 0.0%, respectively. Tenant improvements and leasing commissions were $7.63 per square foot per annum, or 14.9% of initial rent.
•74,000 square feet at 555 California Street (52,000 square feet at share) at an initial rent of $114.70 per square foot and a weighted average lease term of 4.0 years. The changes in the GAAP and cash mark-to-market rent on the 48,000 square feet of second generation space were positive 29.5% and positive 25.4%, respectively. Tenant improvements and leasing commissions were $3.94 per square foot per annum, or 3.4% of initial rent.
Same Store Net Operating Income ("NOI") At Share:
The percentage increase (decrease) in same store NOI at share and same store NOI at share - cash basis of our New York segment, theMART and 555 California Street are summarized below.

	Total	New York	theMART(2)	555 California Street
Same store NOI at share % increase (decrease)(1):
Three months ended December 31, 2021 compared to December 31, 2020	5.9%	6.2%	(6.6)%	15.6%
Year ended December 31, 2021 compared to December 31, 2020	2.9%	4.0%	(14.2)%	7.9%
Three months ended December 31, 2021 compared to September 30, 2021	7.9%	3.9%	148.2%	4.7%

Same store NOI at share - cash basis % increase (decrease)(1):
Three months ended December 31, 2021 compared to December 31, 2020	10.1%	11.3%	1.9%	3.1%
Year ended December 31, 2021 compared to December 31, 2020	1.6%	3.2%	(14.9)%	0.2%
Three months ended December 31, 2021 compared to September 30, 2021	8.8%	5.0%	113.2%	4.6%
____________________
(1)See pages 15 through 20 for same store NOI at share and same store NOI at share - cash basis reconciliations.
(2)Includes an increase in real estate tax expense of $3,844,000 and $18,285,000, respectively, for the three months and year ended December 31, 2021 over the comparative prior year periods primarily due to a recent increase in the triennial tax-assessed value of theMART. The three months ended September 30, 2021 includes an additional $8,665,000 real estate tax expense accrual as compared to the three months ended December 31, 2021.

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NOI At Share:
The elements of New York and Other NOI at share for the three months and years ended December 31, 2021 and 2020 and the three months ended September 30, 2021 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Year Ended December 31,
	December 31,		September 30, 2021
	2021	2020		2021	2020
NOI at share:
New York:
Office(1)(2)	$179,929	$167,865	$166,553	$677,167	$672,495
Retail(3)	48,365	38,146	49,083	173,363	147,299
Residential	4,894	4,083	4,194	17,783	20,687
Alexander's(4)	8,751	10,259	9,009	37,318	35,912
Hotel Pennsylvania(5)	—	(7,809)	—	(12,677)	(42,502)
Total New York	241,939	212,544	228,839	892,954	833,891
Other:
theMART(6)	15,959	17,091	6,431	58,909	69,178
555 California Street	16,596	14,638	16,128	64,826	60,324
Other investments	3,928	4,220	3,873	16,679	9,186
Total Other	36,483	35,949	26,432	140,414	138,688

NOI at share	$278,422	$248,493	$255,271	$1,033,368	$972,579
_______________________
(1)    Includes Building Management Services ("BMS") NOI of $6,918, $5,467, $6,879, $26,344 and $19,851, respectively, for three months ended December 31, 2021 and 2020 and September 30, 2021 and the years ended December 31, 2021 and 2020.
(2)    The year ended December 31, 2020 includes $18,173 of non-cash write-offs of receivables arising from the straight-lining of rents and $6,702 of write-offs of tenant receivables deemed uncollectible.
(3)    The year ended December 31, 2020 includes $25,876 of non-cash write-offs of receivables arising from the straight-lining of rents and $12,017 of write-offs of tenant receivables deemed uncollectible.
(4)    The year ended December 31, 2020 includes $3,511 of non-cash write-offs of receivables arising from the straight-lining of rents and $1,335 of write-offs of tenant receivables deemed uncollectible.
(5)    On April 5, 2021, we permanently closed the Hotel Pennsylvania. Beginning in the third quarter of 2021, we commenced capitalization of carrying costs in connection with our development of the future PENN 15 (formerly Hotel Pennsylvania) site.
(6)    The three months ended December 31, 2021 and September 30, 2021 and the year ended December 31, 2021 include increases to real estate tax expense, compared to prior year periods, of $3,844, $12,518 and $18,285, respectively, primarily due to a recent increase in the triennial tax-assessed value of theMART. The year ended December 31, 2020 includes $2,722 of non-cash write-offs of receivables arising from the straight-lining of rents and $1,742 of write-offs of tenant receivables deemed uncollectible.

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NOI At Share - Cash Basis:
The elements of New York and Other NOI at share - cash basis for the three months and years ended December 31, 2021 and 2020 and the three months ended September 30, 2021 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Year Ended December 31,
	December 31,		September 30, 2021
	2021	2020		2021	2020
NOI at share - cash basis:
New York:
Office(1)(2)	$181,568	$166,925	$170,521	$686,507	$691,755
Retail(3)	44,536	34,256	45,175	160,801	158,686
Residential	4,758	3,828	4,136	16,656	19,369
Alexander's(4)	9,538	11,163	9,790	40,525	42,737
Hotel Pennsylvania(5)	—	(7,223)	—	(12,723)	(41,941)
Total New York	240,400	208,949	229,622	891,766	870,606
Other:
theMART(6)	18,413	18,075	8,635	64,389	76,251
555 California Street	15,128	14,947	14,745	60,680	60,917
Other investments	4,229	4,521	4,191	17,851	11,051
Total Other	37,770	37,543	27,571	142,920	148,219

NOI at share - cash basis	$278,170	$246,492	$257,193	$1,034,686	$1,018,825
______________________
(1)    Includes BMS NOI of $6,918, $5,467, $6,879, $26,344 and $19,851, respectively, for three months ended December 31, 2021 and 2020 and September 30, 2021 and the years ended December 31, 2021 and 2020.
(2)    The year ended December 31, 2020 includes $6,702 of write-offs of tenant receivables deemed uncollectible.
(3)    The year ended December 31, 2020 includes $12,017 of write-offs of tenant receivables deemed uncollectible.
(4)    The year ended December 31, 2020 includes $1,335 of write-offs of tenant receivables deemed uncollectible.
(5)    On April 5, 2021, we permanently closed the Hotel Pennsylvania. Beginning in the third quarter of 2021, we commenced capitalization of carrying costs in connection with our development of the future PENN 15 (formerly Hotel Pennsylvania) site.
(6)    The three months ended December 31, 2021 and September 30, 2021 and the year ended December 31, 2021 include increases to real estate tax expense, compared to prior year periods, of $3,844, $12,518 and $18,285, respectively, primarily due to a recent increase in the triennial tax-assessed value of theMART. The year ended December 31, 2020 includes $1,742 of write-offs of tenant receivables deemed uncollectible.

NYSE: VNO | WWW.VNO.COM	PAGE 9 OF 20

PENN District - Active Development/Redevelopment Summary as of December 31, 2021

(Amounts in thousands of dollars, except square feet)
		Property Rentable Sq. Ft.			Cash Amount Expended		Remaining Expenditures		Projected Incremental Cash Yield
Active PENN District Projects	Segment		Budget(1)					Stabilization Year
Farley (95% interest)	New York	845,000	1,120,000	(2)	896,186	(2)	223,814	2022	6.4%
PENN 2 - as expanded	New York	1,795,000	750,000		161,066		588,934	2025	9.0%
PENN 1 (including LIRR Concourse Retail)(3)	New York	2,547,000	450,000		309,437		140,563	N/A	12.2%	(3)(4)
Districtwide Improvements	New York	N/A	100,000		31,481		68,519	N/A	N/A
Total Active PENN District Projects			2,420,000		1,398,170		1,021,830		8.0%
________________________________
(1)    Excluding debt and equity carry.
(2)    Net of 154,000 of historic tax credit investor contributions, of which 88,000 has been funded to date (at our 95% share).
(3)    Property is ground leased through 2098, as fully extended. Fair market value resets occur in 2023, 2048 and 2073. The 12.2% projected return is before the ground rent reset in 2023, which may be material.
(4)    Projected to be achieved as pre-redevelopment leases roll; approximate average remaining lease term 5.0 years.

There can be no assurance that the above projects will be completed, completed on schedule or within budget. In addition, there can be no assurance that the Company will be successful in leasing the properties on the expected schedule or at the assumed rental rates.
Conference Call and Audio Webcast
As previously announced, the Company will host a quarterly earnings conference call and an audio webcast on Tuesday, February 15, 2022 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and indicating to the operator the passcode 50274904. A live webcast of the conference call will be available on Vornado’s website at www.vno.com in the Investor Relations section and an online playback of the webcast will be available on the website following the conference call.
Contact
Thomas J. Sanelli
(212) 894-7000
Supplemental Financial Information
Further details regarding results of operations, properties and tenants can be accessed at the Company’s website www.vno.com. Vornado Realty Trust is a fully - integrated equity real estate investment trust.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this press release. We also note the following forward-looking statements: in the case of our development and redevelopment projects, the estimated completion date, estimated project cost, projected incremental cash yield, stabilization date and cost to complete; and estimates of future capital expenditures, dividends to common and preferred shareholders and operating partnership distributions. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2021. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it has had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including vaccination rates among the population, the efficacy and durability of vaccines against emerging variants, and governmental and tenant responses thereto, all of which are uncertain at this time but the impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2021.

NYSE: VNO | WWW.VNO.COM	PAGE 10 OF 20

VORNADO REALTY TRUST
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	As of December 31,		Increase (Decrease)
	2021	2020
ASSETS
Real estate, at cost:
Land	$2,540,193	$2,420,054	$120,139
Buildings and improvements	9,839,166	7,933,030	1,906,136
Development costs and construction in progress	718,694	1,604,637	(885,943)
Leasehold improvements and equipment	119,792	130,222	(10,430)
Total	13,217,845	12,087,943	1,129,902
Less accumulated depreciation and amortization	(3,376,347)	(3,169,446)	(206,901)
Real estate, net	9,841,498	8,918,497	923,001
Right-of-use assets	337,197	367,365	(30,168)
Cash and cash equivalents	1,760,225	1,624,482	135,743
Restricted cash	170,126	105,887	64,239
Tenant and other receivables	79,661	77,658	2,003
Investments in partially owned entities	3,297,389	3,491,107	(193,718)
Real estate fund investments	7,730	3,739	3,991
220 Central Park South condominium units ready for sale	57,142	128,215	(71,073)
Receivable arising from the straight-lining of rents	656,318	674,075	(17,757)
Deferred leasing costs, net	391,693	372,919	18,774
Identified intangible assets, net	154,895	23,856	131,039
Other assets	512,714	434,022	78,692
Total assets	$17,266,588	$16,221,822	$1,044,766
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$6,053,343	$5,580,549	$472,794
Senior unsecured notes, net	1,189,792	446,685	743,107
Unsecured term loan, net	797,812	796,762	1,050
Unsecured revolving credit facilities	575,000	575,000	—
Lease liabilities	370,206	401,008	(30,802)
Accounts payable and accrued expenses	613,497	427,202	186,295
Deferred revenue	48,118	40,110	8,008
Deferred compensation plan	110,174	105,564	4,610
Other liabilities	304,725	294,520	10,205
Total liabilities	10,062,667	8,667,400	1,395,267
Redeemable noncontrolling interests	688,683	606,267	82,416
Shareholders' equity	6,236,346	6,533,198	(296,852)
Noncontrolling interests in consolidated subsidiaries	278,892	414,957	(136,065)
Total liabilities, redeemable noncontrolling interests and equity	$17,266,588	$16,221,822	$1,044,766

NYSE: VNO | WWW.VNO.COM	PAGE 11 OF 20

VORNADO REALTY TRUST
OPERATING RESULTS

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenues	$421,080	$376,431	$1,589,210	$1,527,951

Net income (loss)	$31,963	$(208,726)	$207,553	$(461,845)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	(3,691)	(1,109)	(24,014)	139,894
Operating Partnership	(857)	14,856	(7,540)	24,946
Net income (loss) attributable to Vornado	27,415	(194,979)	175,999	(297,005)
Preferred share dividends	(16,146)	(14,148)	(65,880)	(51,739)
Series K preferred share issuance costs	—	—	(9,033)	—
Net income (loss) attributable to common shareholders	$11,269	$(209,127)	$101,086	$(348,744)

Income (loss) per common share - basic:
Net income (loss) per common share	$0.06	$(1.09)	$0.53	$(1.83)
Weighted average shares outstanding	191,679	191,279	191,551	191,146

Income (loss) per common share - diluted:
Net income (loss) per common share	$0.06	$(1.09)	$0.53	$(1.83)
Weighted average shares outstanding	192,040	191,279	192,122	191,146

FFO attributable to common shareholders plus assumed conversions (non-GAAP)	$141,017	$138,399	$571,074	$750,522
Per diluted share (non-GAAP)	$0.73	$0.72	$2.97	$3.93

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$156,130	$130,389	$549,863	$501,015
Per diluted share (non-GAAP)	$0.81	$0.68	$2.86	$2.62

Weighted average shares used in determining FFO attributable to common shareholders plus assumed conversions per diluted share	192,065	191,304	192,148	191,193
FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of certain real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because they exclude the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO attributable to common shareholders plus assumed conversions, we also disclose FFO attributable to common shareholders plus assumed conversions, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance. Reconciliations of net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions are provided on the following page. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

NYSE: VNO | WWW.VNO.COM	PAGE 12 OF 20

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS

The following table reconciles net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to common shareholders	$11,269	$(209,127)	$101,086	$(348,744)
Per diluted share	$0.06	$(1.09)	$0.53	$(1.83)

FFO adjustments:
Depreciation and amortization of real property	$117,497	$99,196	$373,792	$368,556
Real estate impairment losses	—	236,286	7,880	236,286
Decrease in fair value of marketable securities	—	—	—	4,938
Proportionate share of adjustments to equity in net income (loss) of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	34,418	37,500	139,247	156,646
Net gain on sale of real estate	(12,623)	—	(15,675)	—
(Increase) decrease in fair value of marketable securities	(37)	(710)	(1,155)	2,801
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the joint venture attributable to the GAAP required write-up of the retained interest	—	—	—	409,060
	139,255	372,272	504,089	1,178,287
Noncontrolling interests' share of above adjustments	(9,517)	(24,757)	(34,144)	(79,068)
FFO adjustments, net	$129,738	$347,515	$469,945	$1,099,219

FFO attributable to common shareholders	141,007	138,388	571,031	750,475
Convertible preferred share dividends	10	11	43	47
FFO attributable to common shareholders plus assumed conversions	$141,017	$138,399	$571,074	$750,522
Per diluted share	$0.73	$0.72	$2.97	$3.93

Reconciliation of weighted average shares outstanding:
Weighted average common shares outstanding	191,679	191,279	191,551	191,146
Effect of dilutive securities:
Out-Performance Plan units	347	—	557	—
Convertible preferred shares	25	25	26	28
AO LTIP units	9	—	10	—
Employee stock options and restricted stock awards	5	—	4	19
Denominator for FFO per diluted share	192,065	191,304	192,148	191,193

NYSE: VNO | WWW.VNO.COM	PAGE 13 OF 20

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below is a reconciliation of net income (loss) to NOI at share and NOI at share - cash basis for the three months and years ended December 31, 2021 and 2020 and the three months ended September 30, 2021.

	For the Three Months Ended			For the Year Ended December 31,
(Amounts in thousands)	December 31,		September 30, 2021
	2021	2020		2021	2020
Net income (loss)	$31,963	$(208,726)	$71,765	$207,553	$(461,845)
Depreciation and amortization expense	126,349	107,084	100,867	412,347	399,695
General and administrative expense	34,204	61,254	25,553	134,545	181,509
Impairment losses, transaction related costs and other	3,185	242,593	9,681	13,815	174,027
(Income) loss from partially owned entities	(43,749)	(24,567)	(26,269)	(130,517)	329,112
(Income) loss from real estate fund investments	(5,959)	999	66	(11,066)	226,327
Interest and other investment (income) loss, net	(918)	(1,569)	(633)	(4,612)	5,499
Interest and debt expense	78,192	54,633	50,946	231,096	229,251
Net gains on disposition of wholly owned and partially owned assets	(14,959)	(42,458)	(10,087)	(50,770)	(381,320)
Income tax expense (benefit)	10,055	(1,801)	(25,376)	(10,496)	36,630
NOI from partially owned entities	79,223	76,952	75,644	310,858	306,495
NOI attributable to noncontrolling interests in consolidated subsidiaries	(19,164)	(15,901)	(16,886)	(69,385)	(72,801)
NOI at share	278,422	248,493	255,271	1,033,368	972,579
Non-cash adjustments for straight-line rents, amortization of acquired below-market leases, net and other	(252)	(2,001)	1,922	1,318	46,246
NOI at share - cash basis	$278,170	$246,492	$257,193	$1,034,686	$1,018,825

NOI at share represents total revenues less operating expenses including our share of partially owned entities. NOI at share - cash basis represents NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We consider NOI at share - cash basis to be the primary non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on NOI at share - cash basis, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. NOI at share and NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies. NOI at share - cash basis includes rent that has been deferred as a result of the COVID-19 pandemic.

NYSE: VNO | WWW.VNO.COM	PAGE 14 OF 20

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2021 compared to December 31, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share for the three months ended December 31, 2021	$278,422	$241,939	$15,959	$16,596	$3,928
Less NOI at share from:
Change in ownership interest in One Park Avenue	(5,870)	(5,870)	—	—	—
Dispositions	10	10	—	—	—
Development properties	(9,657)	(9,657)	—	—	—
Other non-same store income, net	(6,360)	(2,432)	—	—	(3,928)
Same store NOI at share for the three months ended December 31, 2021	$256,545	$223,990	$15,959	$16,596	$—

NOI at share for the three months ended December 31, 2020	$248,493	$212,544	$17,091	$14,638	$4,220
Less NOI at share from:
Dispositions	(675)	(675)	—	—	—
Development properties	(5,449)	(5,449)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	7,809	7,809	—	—	—
Other non-same store income, net	(7,826)	(3,326)	—	(280)	(4,220)
Same store NOI at share for the three months ended December 31, 2020	$242,352	$210,903	$17,091	$14,358	$—

Increase (decrease) in same store NOI at share	$14,193	$13,087	$(1,132)	$2,238	$—

% increase (decrease) in same store NOI at share	5.9%	6.2%	(6.6)%	15.6%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $3,844 primarily due to a recent increase in the triennial tax-assessed value of theMART.

Same store NOI at share represents NOI at share from operations which are in service in both the current and prior year reporting periods. Same store NOI at share - cash basis is same store NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers. Same store NOI at share and same store NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

NYSE: VNO | WWW.VNO.COM	PAGE 15 OF 20

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2021 compared to December 31, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share - cash basis for the three months ended December 31, 2021	$278,170	$240,400	$18,413	$15,128	$4,229
Less NOI at share - cash basis from:
Change in ownership interest in One Park Avenue	(4,328)	(4,328)	—	—	—
Dispositions	10	10	—	—	—
Development properties	(5,378)	(5,378)	—	—	—
Other non-same store income, net	(7,439)	(3,210)	—	—	(4,229)
Same store NOI at share - cash basis for the three months ended December 31, 2021	$261,035	$227,494	$18,413	$15,128	$—

NOI at share - cash basis for the three months ended December 31, 2020	$246,492	$208,949	$18,075	$14,947	$4,521
Less NOI at share - cash basis from:
Dispositions	(170)	(170)	—	—	—
Development properties	(7,626)	(7,626)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	7,223	7,223	—	—	—
Other non-same store income, net	(8,775)	(3,974)	—	(280)	(4,521)
Same store NOI at share - cash basis for the three months ended December 31, 2020	$237,144	$204,402	$18,075	$14,667	$—

Increase in same store NOI at share - cash basis	$23,891	$23,092	$338	$461	$—

% increase in same store NOI at share - cash basis	10.1%	11.3%	1.9%	3.1%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $3,844 primarily due to a recent increase in the triennial tax-assessed value of theMART.

NYSE: VNO | WWW.VNO.COM	PAGE 16 OF 20

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the year ended December 31, 2021 compared to December 31, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share for the year ended December 31, 2021	$1,033,368	$892,954	$58,909	$64,826	$16,679
Less NOI at share from:
Change in ownership interest in One Park Avenue	(9,651)	(9,651)	—	—	—
Dispositions	312	312	—	—	—
Development properties	(28,793)	(28,793)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	12,677	12,677	—	—	—
Other non-same store income, net	(23,464)	(6,785)	—	—	(16,679)
Same store NOI at share for the year ended December 31, 2021	$984,449	$860,714	$58,909	$64,826	$—

NOI at share for the year ended December 31, 2020	$972,579	$833,891	$69,178	$60,324	$9,186
Less NOI at share from:
Dispositions	3,488	3,488	—	—	—
Development properties	(31,707)	(31,707)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	42,502	42,502	—	—	—
Other non-same store income, net	(30,321)	(20,382)	(524)	(229)	(9,186)
Same store NOI at share for the year ended December 31, 2020	$956,541	$827,792	$68,654	$60,095	$—

Increase (decrease) in same store NOI at share	$27,908	$32,922	$(9,745)	$4,731	$—

% increase (decrease) in same store NOI at share	2.9%	4.0%	(14.2)%	7.9%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $18,285 primarily due to a recent increase in the triennial tax-assessed value of theMART.

NYSE: VNO | WWW.VNO.COM	PAGE 17 OF 20

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED
Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the year ended December 31, 2021 compared to December 31, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share - cash basis for the year ended December 31, 2021	$1,034,686	$891,766	$64,389	$60,680	$17,851
Less NOI at share - cash basis from:
Change in ownership interest in One Park Avenue	(7,023)	(7,023)	—	—	—
Dispositions	611	611	—	—	—
Development properties	(25,710)	(25,710)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	12,723	12,723	—	—	—
Other non-same store income, net	(25,297)	(7,446)	—	—	(17,851)
Same store NOI at share - cash basis for the year ended December 31, 2021	$989,990	$864,921	$64,389	$60,680	$—

NOI at share - cash basis for the year ended December 31, 2020	$1,018,825	$870,606	$76,251	$60,917	$11,051
Less NOI at share - cash basis from:
Dispositions	(1,835)	(1,835)	—	—	—
Development properties	(42,998)	(42,998)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	41,941	41,941	—	—	—
Other non-same store income, net	(41,652)	(29,663)	(553)	(385)	(11,051)
Same store NOI at share - cash basis for the year ended December 31, 2020	$974,281	$838,051	$75,698	$60,532	$—

Increase (decrease) in same store NOI at share - cash basis	$15,709	$26,870	$(11,309)	$148	$—

% increase (decrease) in same store NOI at share - cash basis	1.6%	3.2%	(14.9)%	0.2%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $18,285 primarily due to a recent increase in the triennial tax-assessed value of theMART.

NYSE: VNO | WWW.VNO.COM	PAGE 18 OF 20

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2021 compared to September 30, 2021.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share for the three months ended December 31, 2021	$278,422	$241,939	$15,959	$16,596	$3,928
Less NOI at share from:
Change in ownership interest in One Park Avenue	(5,870)	(5,870)	—	—	—
Dispositions	10	10	—	—	—
Development properties	(9,657)	(9,657)	—	—	—
Other non-same store income, net	(6,000)	(2,072)	—	—	(3,928)
Same store NOI at share for the three months ended December 31, 2021	$256,905	$224,350	$15,959	$16,596	$—

NOI at share for the three months ended September 30, 2021	$255,271	$228,839	$6,431	$16,128	$3,873
Less NOI at share from:
Change in ownership interest in One Park Avenue	(3,780)	(3,780)	—	—	—
Dispositions	(542)	(542)	—	—	—
Development properties	(5,076)	(5,076)	—	—	—
Other non-same store income, net	(7,676)	(3,523)	—	(280)	(3,873)
Same store NOI at share for the three months ended September 30, 2021	$238,197	$215,918	$6,431	$15,848	$—

Increase in same store NOI at share	$18,708	$8,432	$9,528	$748	$—

% increase in same store NOI at share	7.9%	3.9%	148.2%	4.7%	—%
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(1)The three months ended September 30, 2021 includes an additional real estate tax expense accrual of $8,665 primarily due to a recent increase in the triennial tax-assessed value of theMART.

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VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2021 compared to September 30, 2021.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share - cash basis for the three months ended December 31, 2021	$278,170	$240,400	$18,413	$15,128	$4,229
Less NOI at share - cash basis from:
Change in ownership interest in One Park Avenue	(4,328)	(4,328)	—	—	—
Dispositions	10	10	—	—	—
Development properties	(5,378)	(5,378)	—	—	—
Other non-same store income, net	(7,079)	(2,850)	—	—	(4,229)
Same store NOI at share - cash basis for the three months ended December 31, 2021	$261,395	$227,854	$18,413	$15,128	$—

NOI at share - cash basis for the three months ended September 30, 2021	$257,193	$229,622	$8,635	$14,745	$4,191
Less NOI at share - cash basis from:
Change in ownership interest in One Park Avenue	(2,695)	(2,695)	—	—	—
Dispositions	(996)	(996)	—	—	—
Development properties	(5,755)	(5,755)	—	—	—
Other non-same store income, net	(7,541)	(3,070)	—	(280)	(4,191)
Same store NOI at share - cash basis for the three months ended September 30, 2021	$240,206	$217,106	$8,635	$14,465	$—

Increase in same store NOI at share - cash basis	$21,189	$10,748	$9,778	$663	$—

% increase in same store NOI at share - cash basis	8.8%	5.0%	113.2%	4.6%	—%
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(1)The three months ended September 30, 2021 includes an additional real estate tax expense accrual of $8,665 primarily due to a recent increase in the triennial tax-assessed value of theMART.

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